Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts," "Selected Financial Data," "The Share Exchange - United States Federal Income Tax Consequences," "The Special Meeting - Time and Place; Purpose" and "Legal Matters and Tax Opinions" in the Registration Statement (Form S-4) and related Prospectus of Kentucky Investors, Inc. for the registration of 291,316 shares of its common stock and to the incorporation by reference therein of our reports dated March 24, 1999, with respect to the consolidated financial statements and schedules of Kentucky Investors, Inc. and Investors Heritage Life Insurance Company, included in their respective Annual Reports (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                              /s/ Ernst & Young LLP

Louisville, Kentucky
September 24, 1999